Exhibit 10.7.1

LICENSE AGREEMENT

BETWEEN

THE UNIVERSITY OF SOUTH CAROLINA

RESEARCH FOUNDATION

AND

BioStratum Incorporated

USCRF #240, 240.01, 241, and 391

USCRF License Agreement # LA 240 241 391

Agreement Date:	8/27/04

LICENSE AGREEMENT

between the University of South Carolina Research Foundation and

BioStratum Incorporated

This Agreement is made and entered into as of the date last affixed hereto below (the “EFFECTIVE DATE”) by and between the University of South Carolina Research Foundation, a corporation duly organized and existing under the laws of the State of South Carolina and having its principal office at 901 Sumter Street, Suite 501 Byrnes Building, Columbia, South Carolina, 29208, U.S.A. (hereinafter referred to as “USCRF”), and BioStratum Incorporated, a corporation duly organized under the laws of Delaware and having a principal place of business at 4620 Creekstone Dr., Suite 200, Durham, NC 27703 (hereinafter referred to as “LICENSEE”). USCRF and LICENSEE hereafter are also referred to individually as “Party” and collectively as “Parties”.

WITNESSETH:

WHEREAS, the University of South Carolina (hereinafter referred to as “UNIVERSITY”) is the assignee or co-assignee of certain TECHNOLOGY and PATENT RIGHTS (as later defined herein);

WHEREAS, USCRF is organized and operates exclusively for the benefit of, to perform the functions of, or to carry out specific purposes of the UNIVERSITY, including but not limited to promoting and encouraging scientific research at the University and transferring and licensing its technology. USCRF is responsible for the management and protection of intellectual property of the University of South Carolina and is authorized to enter into license agreements for intellectual property owned by the UNIVERSITY;

WHEREAS, USCRF has the capacity to receive, hold, disburse and account for funds in connection with research and related intellectual property developed by the UNIVERSITY;

WHEREAS, USCRF and the University desire to have the TECHNOLOGY and PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, LICENSEE represents to USCRF, to induce USCRF to enter into this Agreement, that LICENSEE is experienced in the field of developing therapeutics for the treatment of diabetes and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom;

WHEREAS, to the best of USCRF knowledge, neither USCRF nor UNIVERSITY has granted any license or sublicense or entered into any contract with any third party prior to the date hereof relating to or otherwise concerning the PATENT RIGHTS that is inconsistent with the terms of this Agreement and the License granted herein;

WHEREAS, USCRF and LICENSEE have previously entered into an exclusive option agreement (the “Option Agreement”), dated January 10, 2003. Under the terms of that agreement, LICENSEE was granted an option to take an exclusive license to the Subject

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Technology (as defined in the Option Agreement) as set forth in Paragraph 2.1 of the Option Agreement; and

WHEREAS, LICENSEE desires to obtain a license to practice under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set out below. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

1-1.	“AFFILIATE” shall mean any corporation, partnership, or other entity that at any time during the term of this Agreement directly through one or more intermediaries CONTROLS or is CONTROLLED by or is under common CONTROL with a Party, but only for so long as the relationship exists. A corporation or other entity shall no longer be an AFFILIATE when through loss, divestment, dilution or other reduction of ownership, the requisite CONTROL no longer exists.

1-2.	“CONTROL” or “CONTROLS” or “CONTROLLED” shall mean:

A.	in the case of a corporation, (1) ownership or control, directly or indirectly, of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors or (2) the authority to direct or cause the direction of the management, policies and business activities of such corporation.

B.	in the case of an entity other than a corporation, (1) ownership or control, directly or indirectly, of at least 50% of the assets of such entity or (2) the ability to direct the management and affairs of such entity.

1-3.	“FIELD OF USE” or “FIELD” shall mean all uses covered under the PATENT RIGHTS.

1-4.	The “INVENTION” shall mean that invention described and claimed in the following USCRF/IPMO Invention Disclosures

No. 240, dated 10/6/1998, entitled “Oxidative modification of proteins in non-hyperglycemic mammals”;

No. 240.01, dated 9/1/1999, entitled “Oxidative modification of proteins in hyperglycemic mammals;

No. 241, dated 10/14/1998, entitled “Method for inhibiting hyperlipidemia in diabetic rats”;

No. 391, dated 11/2/2001, entitled “Use of Pyridoxamine for the treatment of morbid obesity”.

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1-5.	A “LICENSED PRODUCT” shall mean Pyridorin™ or any other pharmaceutical compound which is labeled for an FDA-approved indication which would infringe one or more Valid Claims of the patents contained in the PATENT RIGHTS (the “USC Indication”) but for the license granted in Article 2.1 below.

1-6.	An “ORIGINATOR” shall mean and include all of the UNIVERSITY inventors listed as inventors on the INVENTION DISCLOSURES or named as inventors of PATENT RIGHTS.

1-7.	“PATENT RIGHTS” shall mean all of the INVENTIONS and shall include, without limitation, those patents and patent applications listed in Appendix A, including any divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, patent term extensions thereof and any and all foreign patents and patent applications corresponding thereto, which will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A. For the avoidance of doubt, in the event that one or more patents or applications that would otherwise be considered PATENT RIGHTS are omitted from Appendix A as of the EFFECTIVE DATE, such exclusion shall not mean that such patents and applications are excluded from this Agreement.

1-8.	“SPONSORED RESEARCH AGREEMENTS” shall mean the three agreements between LICENSEE and USCRF (and/or its affiliates) dated (1) June 6, 1997, (2) November 18, 1999, (3) February 1, 2001.

1-9.	“TECHNOLOGY” shall mean any unpublished research and development information, know-how, and technical data in the possession of the Originators, or other employees or students of UNIVERSITY as of the Effective Date, that resulted directly and solely from the SPONSORED RESEARCH AGREEMENTS, and relates to and is necessary for the practice of the INVENTION and the PATENT RIGHTS.

1-10.       “TERRITORY” shall mean the entire world.

1-11.       “TERM” shall mean the period of time beginning on the EFFECTIVE DATE and ending, unless terminated earlier as herein provided, on the expiration or other disposition of the PATENT RIGHTS as set forth in Article 13-8.

1-12.       “UNIVERSITY” shall mean The University of South Carolina.

1-13.       “VALID CLAIM” shall mean a claim set forth in the PATENT RIGHTS, that in the case of a claim of an issued patent, (i) has not expired, (ii) has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and (iii) has not been admitted to be invalid through reissue or disclaimer or otherwise.

ARTICLE 2 - GRANT

2-1.	USCRF hereby grants LICENSEE the exclusive license, subject to the following restrictions, with the right to sublicense, to utilize the PATENT RIGHTS and the TECHNOLOGY during the TERM of this Agreement in the TERRITORY and to practice under the PATENT RIGHTS to make, have made, use, sell, have sold, offer to sell, market, import, have imported, lease, or otherwise dispose of LICENSED PRODUCTS in the FIELD.

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2-2.	The granting and acceptance of the license in Article 2-1 is subject to the following reservations and conditions:

A.	Any right granted in this Agreement greater than that permitted under the law shall be subject to modification as may be required to conform to the provisions of the pertinent statute(s).

B.	USCRF and the UNIVERSITY shall have the right to utilize TECHNOLOGY and to practice under the PATENT RIGHTS in the FIELD for non-profit, educational, research, and academic purposes and the right to extend such right to any non-profit successor(s) of USCRF or the UNIVERSITY. For the avoidance of doubt, USCRF and the UNIVERSITY shall not have the right to utilize TECHNOLOGY and to practice under the PATENT RIGHTS in the FIELD in connection with any sponsorship or other funding provided by a for-profit corporation or entity.

C.	LICENSEE agrees that the right of publication of the TECHNOLOGY shall reside with the UNIVERSITY. USCRF shall use its best efforts to provide a copy of each proposed publication to LICENSEE for pre-publication review at least thirty (30) days before submission to a publisher. In the event that LICENSEE identifies potentially patentable subject matter in any such publication, and so notifies USCRF, then USCRF will notify ORIGINATORS and will use its best efforts to delay submission and publication for up to a combined maximum of ninety (90) days or until a patent application has been filed for such subject matter, whichever occurs first. Such review will in no way be construed as a right to restrict such publication.

D.	The provisions of this Agreement shall not be construed in such a manner as to restrict the ability of USCRF or that of its licensees or assigns to utilize TECHNOLOGY or to practice under the PATENT RIGHTS outside the FIELD in the TERRITORY or in the FIELD outside the TERRITORY for any commercial or non-commercial purposes.

E.	In the event it is determined that any TECHNOLOGY or PATENT RIGHTS were developed with the support of the United States Government or any agency thereof (“the Government”), the Government will retain rights in the TECHNOLOGY and the PATENT RIGHTS as provided in United States laws and regulations and in its contract(s) with the UNIVERSITY and/or any of the ORIGINATORS. All rights herein granted to LICENSEE are subject to any such rights held by the Government and further subject to any restrictions or obligations that may be imposed by the Government. LICENSEE agrees to take no action prohibited by applicable law or government regulation in derogation of any Government rights in the TECHNOLOGY or the PATENT RIGHTS, and further agrees to make any reports and take any other action that may be required or requested of LICENSEE by the Government in connection with the TECHNOLOGY and the PATENT RIGHTS.

F.	To the extent required by applicable law or government regulation, LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

G.	LICENSEE shall not utilize the TECHNOLOGY or practice under the PATENT RIGHTS for any purpose other than that anticipated by the license granted herein.

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H.	Except as provided in this Agreement, the license granted hereunder shall not be construed to confer any rights upon LICENSEE or any sublicensee by implication or estoppel.

2-3.	USCRF hereby agrees, subject to the reservations and conditions set forth in Article 2-2, that USCRF shall not grant any other license in the FIELD in the TERRITORY to practice under the PATENT RIGHTS or the TECHNOLOGY. USCRF shall have no liability to LICENSEE for any use of PATENT RIGHTS by a third party (including but not limited to the UNIVERSITY and its employees) that is not specifically authorized by USCRF, and such use shall not constitute a breach of this Agreement, provided that USCRF and the UNIVERSITY shall reasonably cooperate with LICENSEE to prevent any continued unauthorized use of the PATENT RIGHTS known to be occurring by USCRF or the UNIVERSITY.

2-4.	Subject to the remaining provisions of this Agreement, during the TERM of this Agreement, LICENSEE shall have the right to enter into sublicense agreements to the extent of the license granted hereunder with respect to the use of the TECHNOLOGY and PATENT RIGHTS within the TERRITORY and in the FIELD OF USE. All sublicenses granted by LICENSEE hereunder shall be subject to this Agreement in all relevant respects. Each such sublicense agreement shall:

A.	include a requirement that the sublicensee use commercially reasonable efforts consistent with other opportunities of similar scope to establish the commercial feasibility of bringing the subject matter of the sublicense into commercial use, and upon establishing such feasibility, to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible,

B.	Any sublicense granted by LICENSEE hereunder shall be in compliance with this Agreement and shall not be in contravention or otherwise contradict any terms or conditions hereof.

A complete copy of each sublicense (including, without limitation, all amendments and addenda) will be provided to USCRF within thirty (30) days of the effective date of each such sublicense. LICENSEE shall be permitted to redact from all such copies any financial information which it considers to be confidential and that do not impact payments due USCRF or otherwise impair USCRF’s ability to confirm LICENSEE’S compliance with Article 2.4(B) above. Upon any termination of this Agreement, each sublicensee’s rights under any sublicense agreement shall also terminate, subject to Article 13.7 hereof. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement. LICENSEE shall not receive from LICENSED PRODUCT Sublicensees anything of value in lieu of upfront cash payments in consideration for the grant of any Licensed Product Sublicense (as defined under Article 4-1.C) under this Agreement which would reduce compensation otherwise owed to USCRF pursuant to Article 4.1(C) hereof without the express prior written permission of USCRF. LICENSEE’s failure to perform in accordance with this Article 2-4 with regard to a particular sublicense shall render such attempted sublicense void, shall constitute a material breach of this Agreement, and shall be grounds for USCRF to terminate this Agreement pursuant to Article 13.4 hereof.

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2-5.	Except with respect to USCRF’s and UNIVERSITY’S obligations concerning the TECHNOLOGY set forth in this Agreement and as may be otherwise provided in this Agreement, USCRF shall have no obligation to provide LICENSEE with technical information concerning the PATENT RIGHTS nor to provide technical assistance in the development or commercialization of the PATENT RIGHTS. In the event that LICENSEE requires technical assistance with respect to the activities conducted by LICENSEE pursuant to this Agreement, obtaining such technical assistance (whether from the ORIGINATORS or otherwise) shall be the responsibility of LICENSEE and at the expense of LICENSEE.

ARTICLE 3 - DILIGENCE

3-1.	The parties hereby acknowledge that the patent term of the INVENTIONS is limited and, therefore, that the commercial opportunity must be exploited with all due haste in order to maximize the commercial benefit to all Parties. LICENSEE acknowledges that the equities of the present grant of an exclusive license require a certain level of diligence on its behalf in exploiting the technology for all Parties. Therefore, LICENSEE shall use commercially reasonable efforts consistent with other opportunities of similar scope to explore the feasibility of bringing one or more LICENSED PRODUCTS to market through a thorough, vigorous and diligent program to evaluate LICENSED PRODUCTS and, if it is determined to be commercially feasible to do so, to bring a LICENSED PRODUCT to market, either directly or via a sublicense, and, during the period that it remains commercially reasonable to do so, to continue active, diligent marketing efforts, either directly or via a sublicense, for one or more LICENSED PRODUCTS throughout the life of this Agreement.

3-2.	LICENSEE’s failure to perform in accordance with Article 3-1. above shall be grounds for USCRF to terminate this Agreement pursuant to Article 13 hereof and all rights to INVENTIONS and PATENT RIGHTS granted hereunder shall revert to USCRF and/or UNIVERSITY.

ARTICLE 4 - CONSIDERATION

4-1.	For the rights, privileges and license granted hereunder, LICENSEE shall provide considerations to USCRF in the manner hereinafter stated until the expiration or termination of this Agreement. LICENSEE shall pay to USCRF:

A.	A License Issue Fee of Twenty-Six Thousand Dollars ($26,000), which shall be deemed earned and due immediately upon the EFFECTIVE DATE. The License Issue Fee shall include Eleven Thousand Dollars ($11,000) to cover past patent costs incurred by USCRF. Such License Issue Fee is neither refundable nor chargeable against future fees or royalties of any type.

B.	Annual License Fees shall be due in the amounts listed below, with the first such Annual License Fee being due and payable on January 1, 2006 and each succeeding Annual License Fee being due and payable on January 1 of each year thereafter during the TERM of this Agreement.

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2006-2008	$30,000
2009-2012	$60,000
2013 and after	$120,0000

Annual License Fees shall be due and payable as long as LICENSEE is actively marketing or has an active sublicense for Pyridorin. Annual License Fees paid each year shall be creditable only against Licensed Product Sublicense upfront fees and milestone payments (defined in Article 4-1.C. and 4-1.E., respectively) earned and payable in the same calendar year.

C.	In the event that LICENSEE or a sublicensee of Pyridorin marketing rights grants a subsequent sublicense solely for development and/or commercialization of a LICENSED PRODUCT (the “Licensed Product Sublicense”), then LICENSEE shall pay USCRF Twenty-Five Percent (25%) of any upfront Licensed Product Sublicense fees received from third parties upon execution of such Licensed Product Sublicense, including any Licensed Product Sublicense granted by AFFILIATES of LICENSEE. For the avoidance of doubt, in the event that LICENSEE or a sublicensee of Pyridorin marketing rights, grants a subsequent sublicense which includes rights to develop Pyridorin both as a LICENSED PRODUCT and for indications not included in LICENSED PRODUCTS, then in such event USCRF shall not receive twenty-five percent of any upfront license fees received by LICENSEE as a result of such license grant.

D.	Within thirty (30) days following LICENSEE’S execution of a Pyridorin sublicense, LICENSEE shall pay USCRF a one-time fee of $35,000.

E.	For any LICENSED PRODUCT, LICENSEE shall make milestone payments to USCRF as follows:

$325,000	Enroll first patient in Phase II Clinical Trial
$500,000	Enroll first patient in Phase III Clinical Trial
$750,000	US or equivalent foreign New Drug Application filing
$2,000,000	US or equivalent foreign New Drug Application approval
$2,500,000	First commercial sale

F.	All milestone payments are payable once per LICENSED PRODUCT and due within 90 days of milestone completion.

4-2.	Any amount due USCRF as a result of any LICENSED PRODUCT being developed, sold or transferred pursuant to the license rights granted through this Agreement shall accrue at the time LICENSEE or a sublicensee reaches the above milestones for such LICENSED PRODUCT. All amounts accrued for the benefit of USCRF shall be deemed held in trust for the benefit of USCRF until payment of such amounts is made to USCRF.

4-3.	All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise required by law.

4-4.	Payments shall be in United States dollars in Columbia, South Carolina, or at such other place as USCRF may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the exchange rate

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prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such payments relate.

4-5.	Should LICENSEE fail to make any payment (including but not limited to payments under this Article 4), USCRF shall have the option to terminate this Agreement in accordance with the provisions of Article 13-3. herein.

ARTICLE 5 - REPORTS, PAYMENTS AND RECORDS

5-1.	LICENSEE shall keep full, true and accurate records containing all particulars that may be necessary for the purpose of showing the amounts payable to USCRF hereunder. Said records shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said records shall be open at all reasonable times, but not more than once per calendar year, for five (5) years following the end of the calendar year to which they pertain, to the inspection of USCRF or its agents for the purpose of verifying LICENSEE’S payments or compliance with this Agreement, If any examination reveals a shortage in amounts paid to USCRF equal to or greater than five percent (5%) of the total amount due in the period under audit, LICENSEE shall promptly reimburse USCRF for the cost of the examination as well as the shortage, together with interest thereon as provided in Article 5-4.

5-2.	LICENSEE shall deliver to USCRF annually, on January 31 of each calendar year, true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees under this Agreement.

A.	These reports shall include at least the following:

(1)	Names and addresses of all sublicensees of PATENT RIGHTS;

(2)	A description of the development plans, development status, and milestones achieved for any LICENSED PRODUCT;

(3)	License fees earned by LICENSEE from Licensed Product Sublicenses of LICENSED PRODUCTS during the reporting period;

(4)	A summary of patent expenses incurred by LICENSEE for PATENT RIGHTS;

(5)	Total payments due and payable.

5-3.	With each such report submitted, LICENSEE shall pay to USCRF the balance of any payments due and payable under this Agreement. If no payments shall be due, LICENSEE shall so report.

5-4.	Any amount owed by LICENSEE under this Agreement that is not received by USCRF on or before the date due shall bear interest at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the date due. The payment of such interest by LICENSEE shall not foreclose USCRF from exercising any other rights it may have as a consequence of the lateness of any payment.

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ARTICLE 6 - PATENT PROSECUTION

6-1.	Through its patent counsel, which shall be the firm of McDonnell Boehnen Hulbert & Berghoff, or such other firm as selected by LICENSEE and reasonably acceptable to USCRF, LICENSEE shall be responsible for the preparation, filing, prosecution and maintenance of any and all applications and patents included in the PATENT RIGHTS. The Parties shall consult each other as to the preparation, filing, prosecution and maintenance of such applications and patents and shall cooperate with and instruct patent counsel to furnish to both Parties copies of documents relevant to any such preparation, filing, prosecution or maintenance. USCRF will be given a reasonable opportunity to review and comment before the filing of such patent prosecution documents and LICENSEE shall cooperate to incorporate USCRF’s reasonable comments (as determined by patent counsel). LICENSEE shall determine, in a timely manner and after consultation with USCRF, the countries in which LICENSEE shall pursue and maintain PATENT RIGHTS. Each party shall provide to the other prompt notice as to all matters that come to its attention which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6-2.	Upon the Effective Date of this Agreement, LICENSEE shall reimburse USCRF for all expenses USCRF or UNIVERSITY has incurred for the preparation, filing, prosecution and maintenance of the PATENT RIGHTS prior to the Effective Date in aggregate amount of $11,000 as described in Article 4-1(A). Thereafter, LICENSEE shall pay patent counsel directly for the filing, prosecution and maintenance of all patents and applications included in the PATENT RIGHTS.

6-3.	Ownership of the PATENT RIGHTS shall follow from inventorship, as determined by United States patent law, and shall be either (a) solely by UNIVERSITY if all inventors of such PATENT RIGHTS are UNIVERSITY employees, or (b) jointly by UNIVERSITY and LICENSEE and/or one or more third parties, if the particular patent application or patent under such PATENT RIGHTS has, in addition to UNIVERSITY inventors, LICENSEE or third party inventors, respectively. Each of USCRF and ORIGINATORS shall, at LICENSEE’S expense, take such reasonable actions as LICENSEE deems reasonably necessary or appropriate to obtain patents in the name of the owner(s) of the INVENTION(s).

6-4.	In order that LICENSEE will not incur expenses for PATENT RIGHTS that it considers unnecessary to its business objectives, LICENSEE may notify USCRF in writing of particular patents or patent applications in countries that it wishes to discontinue funding and have excluded from the PATENT RIGHTS and/or the TERRITORY (the “DECLINED PATENT RIGHTS”). Such notice must be made at least forty-five (45) days prior to the relevant statutory bar date for prosecuting or maintaining the DECLINED PATENT RIGHTS. USCRF OR UNIVERSITY may elect to prosecute such DECLINED PATENT RIGHTS at its own cost. From and after the date of such notice, LICENSEE shall have no responsibility for expenses incurred in the filing, prosecution, or maintenance of DECLINED PATENT RIGHTS. As long as this Agreement is not terminated, neither USCRF nor UNIVERSITY shall have the right to license, sublicense or convey rights to DECLINED PATENT RIGHTS to any party other than LICENSEE. LICENSEE shall have a paid-in-full exclusive license to DECLINED PATENT RIGHTS as long as this Agreement has not been terminated. Except as otherwise provided in Article 13-8, upon termination of this Agreement, all rights to DECLINED PATENT RIGHTS shall revert to USCRF or UNIVERSITY.

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6-5.	Following the filing or mailing thereof, LICENSEE shall provide USCRF with a copy of each patent application within the PATENT RIGHTS, as filed, together with notice of its filing date and serial number, and a copy of each such other patent prosecution document or any correspondence related to patent prosecution, as received, filed or sent, as applicable.

6-6.	LICENSEE and its sublicensees shall mark all products covered by PATENT RIGHTS in accordance with the statutory requirements in the country(ies) of manufacture, use, and sale.

ARTICLE 7 - INFRINGEMENT

7-1.	Each Party shall inform the other Party promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof. Prior to prosecuting any claim for infringement, each Party shall consult with the other Party regarding such infringement action and shall consider such Party’s business relationships before proceeding.

7-2.	LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS, or take other appropriate actions and, in furtherance of such right, USCRF hereby agrees that LICENSEE may include USCRF as a party plaintiff in any such action for infringement, misuse, misappropriation, theft or breach of confidence of the PATENT RIGHTS or TECHNOLOGY, with reasonable reimbursement of USCRF’s costs. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery or damages for past infringement or other action derived therefrom. LICENSEE shall indemnify USCRF against any order for costs or other damages that may be made against USCRF in such proceedings. Notwithstanding the foregoing, and in USCRF’s sole discretion and expense, USCRF shall be permitted to participate through counsel of its own choosing in any legal action involving the PATENT RIGHTS.

7-3.	If within six (6) months after having been notified of an alleged infringement, LICENSEE fails to bring an action against the third-party, or if LICENSEE shall notify USCRF at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD, then, and in those events only, USCRF shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS in the FIELD in the TERRITORY. The total cost of any such infringement action commenced or defended solely by USCRF shall be borne by USCRF, and USCRF shall keep any recovery or damages for past infringement or other action derived therefrom. USCRF may, for such purposes, use the name of LICENSEE as party plaintiff, provided that USCRF shall protect and reimburse LICENSEE from damages asserted by any third party as a result of USCRF action under this section. Notwithstanding the foregoing, and in LICENSEE’S sole discretion and expense, LICENSEE shall be permitted to participate through counsel of its own choosing in any legal action involving the PATENT RIGHTS.

7-4.	No settlement, consent, judgment or other voluntary final disposition of any suit may be entered into by either Party without the consent of the other Party, which consent shall not unreasonably be withheld.

7-5.	In any action brought pursuant to Article 7-2 or 7-3 that either Party may institute pursuant to this Agreement, the Parties shall cooperate in all reasonable respects and, to the

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extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. If USCRF is a necessary party to any such litigation or other enforcement action, then at LICENSEE’S request and expense, USCRF shall join such litigation or other enforcement action. If LICENSEE is a necessary party to any such litigation or other enforcement action, then at USCRF’s request and expense, LICENSEE shall join such litigation or other enforcement action.

7-6.	If LICENSEE or any of its Affiliates or sublicensees or USCRF shall be sued by a third party for infringement of a third party’s patent in the Territory because of the use of the Technology, LICENSEE or USCRF, as applicable, shall promptly notify the other in writing of the institution of such suit. If the allegedly infringing process, method or composition is contained within the LICENSED PATENTS and LICENSEE is a party to such suit, LICENSEE shall have the right, in its sole discretion, to control the defense of such suit at its own expense. USCRF shall cooperate reasonably in the defense of such action, and LICENSEE shall reimburse USCRF for any out-of-pocket expenses incurred in providing such assistance. USCRF shall have the right to be represented by advisory counsel of its own selection, at its own expense.

ARTICLE 8 – LIABILITY, INSURANCE, AND INDEMNIFICATION

8-1.	LICENSEE shall at all times during the Term of this Agreement and thereafter, indemnify, defend and hold USCRF, the ORIGINATORS, the UNIVERSITY, and their respective trustees, directors, officers, employees and AFFILIATES (“Indemnitees”), harmless against all third party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) or arising from any obligation or act of LICENSEE hereunder. Notwithstanding the forgoing, LICENSEE shall not be responsible for indemnifying, defending or holding harmless Indemnitees from their own negligence, willful misconduct or breach by USCRF of this Agreement. LICENSEE shall not be liable to Indemnitees on account of any settlement effected without LICENSEE’S consent. LICENSEE shall have the right to defend such a product liability lawsuit with counsel of its own choosing. USCRF shall cooperate reasonably in the defense of such action at LICENSEE’S expense.

8-2.	LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance in an amount commensurate with the risks covered by Article 8-1 above. Such insurance shall be written by a reputable insurance company, and shall be endorsed to include product liability coverage. The limits of such insurance shall not be less than Five Million Dollars ($5,000,000) per occurrence with an aggregate of Five Million Dollars ($5,000,000) for personal injury or death. Such coverage amounts shall be reviewed not less frequently than annually and, if found to be necessary based on a review of coverage limits carried by companies comparable to LICENSEEE, adjusted to ensure reasonable and adequate coverage limits. LICENSEE shall provide USCRF with Certificates of Insurance evidencing the same.

8-3.	Except as otherwise provided herein, USCRF and UNIVERSITY, their trustees, directors, officers, regents, employees, ORIGINATORS, and affiliates make no representations and extend no warranties of any kind, either express or implied, including, but not limited to

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warranties of merchantability, fitness for a particular purpose, validity of patent rights, claims, issued or pending, or the absence of latent or other defects, whether or not discoverable, on any licensed product or licensed process. In no event shall USCRF, the ORIGINATORS, the UNIVERSITY, or their respective trustees, regents, directors, officers, employees or affiliates be liable for damages of any kind, including, without limitation, economic damage, injury to property or lost profits, in excess of any amounts permitted under the S.C. Tort Claims Act.

ARTICLE 9 - EXPORT CONTROLS

9-1.	LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the United States Department of Commerce Export Administration Regulations), The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. USCRF neither represents that a license shall not be required nor that, if required, it shall be issued,

ARTICLE 10 - CONFIDENTIALITY AND NON-USE OF NAMES

10-1.       All information pertaining to PATENT RIGHTS, INVENTION(s), or TECHNOLOGY, (hereinafter referred to as “CONFIDENTIAL INFORMATION”) shall be deemed confidential. In addition, all reports provided to, or information learned by, USCRF pursuant to Article 5 herein as well as the terms of this Agreement and any technical data or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, manufacturing processes, developments, inventions (whether patentable or not), processes, chemical compounds, strategies, marketing and/or finances provided by either Party to the other Party shall be deemed CONFIDENTIAL INFORMATION. The Parties’ employees, agents and contractors shall maintain in confidence all such CONFIDENTIAL INFORMATION furnished to one Party or its employees, agents or contractors by the other Party in connection with this Agreement. Neither party nor any of its AFFILIATES, nor any of their respective employees, agents or contractors shall use such CONFIDENTIAL INFORMATION for any purpose except in connection with the exercise of the license granted hereunder. Only those employees, agents, sublicensees or potential sublicensees, and contractors of a Party or its AFFILIATES who are subject to a preexisting, written obligation of confidentiality shall be assigned to perform duties that involve the use of or require access to such CONFIDENTIAL INFORMATION. Each Party shall inform (and shall require its sublicensees to inform) all of its AFFILIATES, employees, agents and contractors who are assigned to perform duties involving the use or exploitation of any CONFIDENTIAL INFORMATION of the confidentiality obligations created by this Agreement and to obtain their written agreement to be bound by such confidentiality obligations prior to disclosing to such AFFILIATES, employees, agents and contractors any CONFIDENTIAL INFORMATION.

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10-2.       Notwithstanding any provision contained in this Agreement, a Party shall not be required to maintain in confidence any of the following information:

A.	information which, at the time of disclosure to the receiving Party, is in the public knowledge;

B.	information which, after disclosure to the receiving Party, becomes part of the public knowledge by publication or otherwise, except by breach of this Agreement;

C.	information which was lawfully in the receiving Party’s possession (as reflected in its written records) at the time of disclosure by the disclosing party, and which was not acquired, directly or indirectly, from the disclosing Party;

D.	information which the receiving Party can demonstrate by written documents is the result of its own research and development independent of disclosures hereunder;

E.	information which the receiving Party receives from third parties, provided such information was not obtained by such third parties from the disclosing Party on a confidential basis;

F.	information which a Party is required to disclose by law or pursuant to the order of a court or other tribunal of competent jurisdiction, provided the receiving Party gives the disclosing Party written notice of such order prior to the disclosure thereof and gives the disclosing Party an opportunity to seek a protective order from such court or tribunal.

10-3.	LICENSEE shall not use the names, or trademarks, or service marks of USCRF or the UNIVERSITY, nor any adaptation thereof, nor the names of any of their employees or any ORIGINATOR, in any advertising, promotional or sales literature without prior written consent obtained from USCRF. Notwithstanding the forgoing, both Parties shall be permitted to issue a press release describing this Agreement and the relationship between the Parties; provided, however, that both Parties shall approve such press release, such approval not to be unreasonably or untimely withheld. LICENSEE’S use of the USCRF name without written approval is subject to the following conditions:

A. LICENSEE may state that it has licensed from USCRF one or more of the patents and/or applications comprising the PATENT RIGHTS;

B. LICENSEE warrants and represents that to LICENSEE’S knowledge use of the name of USCRF by LICENSEE shall only be used in a truthful and accurate manner and shall not constitute false or misleading representations.

C. LICENSEE shall provide USCRF with a copy of any document or other material that refer to USCRF, the UNIVERSITY, or the ORIGINATORS.

D. Upon reasonable written objection to any use by LICENSEE of the names, trademarks, or service marks of USCRF or the UNIVERSITY of the names of the ORIGINATORS, LICENSEE shall immediately cease use of such names, trademarks or

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service marks and remove from the public any and all materials containing such objectionable use.

ARTICLE 11 - ASSIGNMENT

11-1.       This Agreement shall be binding upon and shall inure to the benefit of USCRF and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor to all or substantially all of its assets or business to which this Agreement relates (whether by merger, combination, reorganization, sale or otherwise), but shall not otherwise be assignable or assigned by LICENSEE without prior written approval by USCRF being first obtained. Any other attempt to assign this Agreement shall be void.

ARTICLE 12 - DISPUTE RESOLUTION

12-1.       All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of South Carolina, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

12-2.       Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

12-3.       The Parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The period for amicable resolution shall last for no more than three (3) months, unless extended by mutual written agreement of the Parties. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations.

ARTICLE 13 - TERMINATION

13-1.       If LICENSEE shall cease operations and this Agreement has not been assigned to a third party in accordance with the terms of this Agreement, this Agreement shall terminate upon notice by USCRF.

13-2.       If LICENSEE shall at any time become insolvent or make a general assignment of all or substantially all of its assets for the benefit of creditors, or if a petition of bankruptcy or any reorganization shall be commenced by, against or in respect of LICENSEEE and shall remain undismissed for more than 90 days, or should LICENSEE fail to secure a stay or other suspension of such proceeding beyond such 90-day period, this Agreement shall terminate upon notice by USCRF.

13-3.       Should LICENSEE fail to make any payment whatsoever due and payable to USCRF hereunder, LICENSEE shall have thirty (30) days after the receipt of written notice of such default from USCRF to correct such default. If such default is not corrected within the said thirty (30) day period, USCRF shall have the right to terminate this Agreement by written notice to LICENSEE.

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13-4.       Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Articles 13-1, 13-2, or 13-3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Article 13-4, USCRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder. Following receipt by LICENSEE of written notice by USCRF of such breach or default, LICENSEE shall have a period of ninety (90) days to cure such breach or default. Following such ninety (90) day period, termination shall become effective upon written notice by USCRF unless i) LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period after receipt by LICENSEE of the written notice of breach or default or ii) USCRF shall have provided LICENSEE with a written extension to the ninety (90) day period.

13-5.       LICENSEE shall have the right to terminate this Agreement at any time on three (3) months’ prior notice to USCRF, and upon payment of all amounts due to USCRF through the effective date of the termination.

13-6.       Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination and Articles 1, 6-3, 8, 9, 10, 12, 13-6, 14-1, and 15 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to USCRF as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

13-7.       Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right, at its sole discretion, to take a license from USCRF so that such sublicensee’s license rights to the PATENT RIGHTS and TECHNOLOGY would not be diminished or its obligations increased as compared to its rights to the PATENT RIGHTS and TECHNOLOGY under its sublicense with LICENSEE. USCRF agrees to negotiate such licenses in good faith under reasonable terms and conditions.

13-8.       Unless earlier terminated as herein provided, this Agreement shall extend in each country within the TERRITORY until the earlier of the following: (a) the PATENT RIGHTS expire in such country; or (b) the claims of the PATENT RIGHTS in such country are held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal. After expiration in each country of all PATENT RIGHTS, LICENSEE shall have a perpetual, fully paid up, irrevocable, nonexclusive license to the remaining TECHNOLOGY in such country.

ARTICLE 14 - NOTICES, PAYMENT, AND OTHER COMMUNICATIONS

14-1.       Any notice, payment or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

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In the case of USCRF:

University of South Carolina Research Foundation

Intellectual Property Management Office

901 Sumter Street

Suite 514 Byrnes Building

Columbia, South Carolina 29208

Attn: Director

In the case of LICENSEE:

Gary Gordon, VP of Finance & Business Development

BioStratum, Inc.

4620 Creekstone Dr., Suite 200

Durham, NC 27703

Facsimile No. 919-433-1010

14-2.       Payments may be made by wire transfer rather than by certified mail. If payment is made by wire transfer, written notice that payment was made by wire transfer must be made in accordance with the provisions of 14-1. Wire transfers should be made to the following account:

Name on Account:

Account Number:

Routing Number:

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15-1.       This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, USA. Any dispute arising out of the Agreement not resolved under Article 12 above, shall be submitted to the Courts of South Carolina, save the Parties’ right to seek provisional and/or conservatory measures, including protective remedies, injunctions, restraints, etc., in any necessary jurisdiction, to protect their respective rights.

15-2.       No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of such Party, including, without limitation, acts of God, fire, flood, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment. Performance shall be excused only to the extent of and during the reasonable continuance of such disability.

15-3.       Each of the Parties expressly acknowledges that, vis-a-vis the other Party hereto, it is an independent contractor, and not the agent, employee or representative of the other. This Agreement shall not be deemed to create a partnership, joint venture or principal-and-agent relationship between USCRF and LICENSEE. Except as expressly permitted in this Agreement, neither Party shall have the authority to bind the other to any agreement or

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obligation whatsoever, and neither Party shall represent that it has any such right or authority to any third party.

15-4.       To the best of USCRF knowledge, after reasonable inquiry, except as indicated herein, (i) neither UNIVERSITY nor USCRF is a party to or bound by any license, sublicense or other agreement that grants any person any rights with respect to the PATENT RIGHTS or TECHNOLOGY in the FIELD; (ii) the grant of the license under this Agreement does not conflict with any agreement to which UNIVERSITY or USCRF is a party; (iii) no litigation is pending and no claim has been made against UNIVERSITY or USCRF, or to the knowledge of UNIVERSITY or USCRF is threatened, which contests the right of UNIVERSITY/USCRF to license to LICENSEE the PATENT RIGHTS or the TECHNOLOGY.

15-5.       The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15-6.       With regard to PATENT RIGHTS, to the best of USCRF knowledge, except as indicated herein, after reasonable inquiry, (i) neither UNIVERSITY nor USCRF has received any notice or claim to the effect that the PATENT RIGHTS may be subject to challenge or interference or be invalid or unenforceable; (ii) neither UNIVERSITY nor USCRF has received any notice or claim to the effect that the INVENTIONS, TECHNOLOGY, or PATENT RIGHTS may infringe, violate or misappropriate the patent, trade secret or other intellectual property rights of any third party; (iii) to the best of the knowledge of USCRF and UNIVERSITY, USCRF and UNIVERSITY have not knowingly taken or failed to take and will not knowingly take or fail to take any action that may result in the unpatentability, invalidity or unenforceability of the PATENT RIGHTS.

15-7.       LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States in compliance with all applicable United States laws. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15-8.       The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

15-9.       Upon the request of the other Party, each Party shall execute and deliver such additional documents and perform such other acts as the other party may reasonably request, as may be necessary to effect the purposes and intent of this Agreement.

15-10.     All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

15-11.     The Parties acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the

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Parties. To become effective, this Agreement must be signed by LICENSEE no later than twenty (20) calendar days of signature by USCRF.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below.

UNIVERSITY OF SOUTH CAROLINA		BIOSTRATUM INCORPORATED

RESEARCH FOUNDATION

By:	/s/ Lisa Rooney	By:	/s/ Robert Schotzinger

Name: Lisa Rooney		Name: Robert Schotzinger, M.D., Ph.D.

Title: Director		Title: President & CEO

Date	8-23-04	Date:	8/27/04

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APPENDIX A

PATENT RIGHTS

Serial Number	Country	Title
09/414,877	US	Methods to inhibit oxidative modification of proteins

09/442,615	US	Methods for Inhibiting Diabetic Complications
10/355,442	US	Methods for Inhibiting Diabetic Complications
PCT/US99/24611	US PCT	Methods for Inhibiting Diabetic Complications
11274/00	Australia	Methods for Inhibiting Diabetic Complications
	Australia	Divisional of 11274/00 (waiting on Serial #)
2,347,117	Canada	Methods for Inhibiting Diabetic Complications
99955093.2	Europe (ie, Germany, Spain, France, UK, Italy)	Methods for Inhibiting Diabetic Complications
2000-576838	Japan	Methods for Inhibiting Diabetic Complications

10/000,752	US	Use of Pyridoxamine for the Treatment and Inhibition of Obesity-Related Complications
PCT/US01/45415	US PCT	Use of Pyridoxamine for the Treatment of Morbid Obesity
EPO 01992569.2	EPO	Use of Pyridoxamine for the Treatment and Inhibition of Obesity-Related Complications

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